Exhibit 10.22

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated January 1, 2007 by and between FERALLOY CORPORATION a Delaware corporation (the “Company”) and Mr. Frank M. Walker, 125 Blackthorn Lane, Lake Forest, Illinois 60045 (“Mr. Walker”).

1. Employment

The Company hereby continues to employ Mr. Walker for an additional period of three (3) years to serve as President and Chief Executive Officer of the Company and Mr. Walker hereby accepts such continuation of employment upon the terms and conditions hereinafter set forth.

2. Duties

Mr. Walker shall continue to serve as President and Chief Executive Officer of the Company to supervise and direct all operations of the Company, subject to the direction of the Operating Committee of the Company (the “Committee”) and control of the Board of Directors of the Company (the “Board”), either of which may from time to time extend or curtail the precise services to be rendered by Mr. Walker. The Business Regulations given by the Board form an integral part of this Agreement.

3. Extent of Services

Mr. Walker shall devote his entire time, attention and energies to the business, the well-being and growth of the Company and shall assure a continued good relationship with the Company’s shareholders, Board, Committee and management; he agrees to assume and perform such further responsibilities and duties as may reasonably be assigned to him from time to time by the Committee or the Board. Mr. Walker shall not, during the period of his employment with the Company, directly or indirectly, compete with the Company and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Mr. Walker from investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the entity in which such investments are made and provided further that such company is not a supplier to, customer of, or competitor of the Company.

4. Compensation

For all services rendered by Mr. Walker under this Agreement, the Company shall pay Mr. Walker a base salary, on an annualized basis, of $270,000 to be paid in accordance with the Company’s regular payroll process and procedures during his employment and will be subject to all applicable withholdings. In addition to base salary, Mr. Walker shall be eligible to receive a year-end bonus, based on criteria to be determined by the Committee from time to time.

5. Expenses

Mr. Walker is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel and similar items, provided such expenses are incurred in accordance with the Company’s then current travel and expense policy. The Company will reimburse Mr. Walker for all such expenses upon the presentation of an itemized account thereof.

The Company will furnish Mr. Walker with an automobile to be used in the interest of the Company business. Mr. Walker may also use such automobile for his private purposes during the period of his active service as President and Chief Executive Officer of the Company, provided that Mr. Walker shall bear the tax, if any, for his private use of the automobile.

6. Vacation

Mr. Walker shall be entitled to a vacation of six weeks in each year during which his compensation shall be paid in full. Mr. Walker is to advise the Committee in advance if he desires to take vacation of more than one week at a time and obtain the consent of the Committee.

7. Disability or Death

In the event Mr. Walker cannot perform his services under this Agreement for a prolonged period by reason of illness or accident, the Company shall continue to pay him his then current base salary, through the end of the third calendar month following the month in which his incapability occurs, and in the event of further incapacity the Company shall pay compensation to Mr. Walker for the following three calendar months an amount equal to the difference between the total amount of all benefits from insurance payable to Mr. Walker and his then current base salary for such three calendar month period.

If Mr. Walker is unable to perform his services hereunder by reason of illness or any incapability for a continuous period of more than six months, Mr. Walker will continue to receive benefits under the long-term disability insurance program of the Company.

If Mr. Walker should die while actively employed by the Company, the Company shall pay to the widow, if living, or the estate of Mr. Walker, his then current base salary through the end of the third calendar month following the month in which his death occurs, including the pro-rated bonus, pro-rated to date of Mr. Walker’s death.

8. Term

This Agreement shall expire on December 31, 2009, unless sooner terminated in accordance with the terms hereof. Expiration or termination of this Agreement in accordance with its terms shall not automatically terminate the employment of Mr. Walker, who shall be thereafter be deemed to be an employee at will.

9. Termination by the Company following a Change of Control

In the event Platinum Equity Capital Partners, L.P. or its affiliates sell more than 50% of the capital stock or assets of the Company to an unaffiliated entity, other than through a management buy out (a “Change of Control”) and the Company terminates this Agreement within one (1) year following the Change of Control, Mr. Walker shall be entitled to receive an amount equal to Mr. Walker’s then Targeted Earnings, which will be paid to Mr. Walker in regular payroll cycles over a fifty-two (52) week period, pursuant to the schedule and system by which the Company compensates its active employees, subject to and reduced by all necessary and appropriate withholdings and deductions. Any payment made by the Company pursuant to this paragraph shall (a) be subject to and reduced by all necessary and appropriate withholdings and deductions, and (b) be contingent upon Mr. Walker: (1) executing a mutually acceptable release of the Company and its affiliates, and (2) returning to the Company all documents, property, software, materials, information and other records of the Company, and all copies thereof, in his possession. For purposes of this paragraph, “Targeted Earnings” shall be an amount equal to (a) Mr. Walker’s then current annual base salary, plus (b) the average year-end bonus received by Mr. Walker for the three (3) calendar years prior to the Change of Control.

10. Continuation of Benefits

If for any reason other than cause the Company terminates Mr. Walker’s employment before the end of the term of this Agreement, for a period of two years following such termination, the Company shall continue to pay the major medical, hospitalization and life insurance for Mr. Walker and his spouse at the same level as was being provided to them during the term of this Agreement.

11. Insurance

The Company will provide life and accidental death & dismemberment insurance without cost to Mr. Walker, as well as medical care, all upon terms and conditions offered generally to employees of the Company, provided however, that the life insurance coverage shall provide for a lump sum benefit of $500,000 to be paid to Mr. Walker’s estate or nominated beneficiary in the event of Mr. Walker’s death and provided further that, to the extent that the annual premium for such life insurance coverage is less than $9,500, any such remaining balance shall be used to purchase supplemental disability coverage for Mr. Walker.

12. Confidentiality Covenants

During the course of his employment, Mr. Walker will have access to confidential information relating to the lines of business of the Company, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to business of the Company not generally available to the public. Mr. Walker hereby acknowledges that any unauthorized disclosure or misuse of such information could cause irreparable damage to the Company. Mr. Walker shall not make any unauthorized use or disclosure of such information. Any ideas, inventions and discoveries made by Mr. Walker during his employment with the Company are declared to be “works for hire” owned by the Company. Mr. Walker shall execute and deliver all appropriate documents to confirm the Company’s ownership of such ideas, inventions and discoveries.

13. Notices

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mall to his residence in the case of Mr. Walker, or to the Committee c/o Platinum Equity Advisors, LLC, 360 North Crescent Drive, South Building, Beverly Hills, California 90210 in the case of the Company.

14. Assignment

This Agreement, with all its rights and obligations, shall extend to and be binding upon the successors and assigns of the Company. Mr. Walker may not assign his responsibilities under this Agreement.

15. Entire Agreement

This instrument contains the entire agreement of the parties. It may not be changed orally but only by an amendment in writing executed by each of the parties. This Agreement supersedes and replaces all discussions, memoranda and letters relating to the employment of Mr. Walker.

16. Successors

This Agreement shall be construed in accordance with the laws of the State of Illinois. Any action arising out of or relating to this Agreement shall be brought in a state or federal court located in Cook County, Illinois.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FERALLOY CORPORATION

By:	/s/ Eva M. Kalawski	/s/ Frank M. Walker
Name:	Eva M. Kalawski	Frank M. Walker
Title:	Vice President and Secretary